UNITED STATES

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Cell Therapeutics, Inc.

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ON JULY 1, 2010, CELL THERAPEUTICS, INC. (THE “COMPANY”) ISSUED A PRESS RELEASE IN ITALY. THE FOLLOWING IS AN ENGLISH TRANSLATION OF THE COMPANY’S PRESS RELEASE.

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics To Retire All Remaining 2010 Convertible

Debt; Provides Further Information at Request from CONSOB

July 1, 2010 Seattle—Cell Therapeutics, Inc. (the “Company”) (NASDAQ and MTA: CTIC) today provided information herein as requested by CONSOB.

As announced previously, the Company opportunistically raised net proceeds of $18.5 million in April 2010 and $19.6 million in May 2010 from equity-based financings. Accordingly, the Company announced today that it has deposited $39.3 million in cash as trust funds with U.S. Bank National Association, as the trustee of the outstanding 4% convertible senior subordinated notes due July 1, 2010 (the “Notes”), which is an amount sufficient to pay and discharge the entire amount due on the Notes, including accrued and unpaid interest.

The $39.3 million reflects the previously announced principal amount of the debt as reduced by the exchange of a portion of the debt for common stock and increased by accrued and unpaid interest.

“We are pleased that with recent successful financings we were in a position to retire all of our Notes with a maturity in 2010,” said James A. Bianco, M.D., Chief Executive Officer of the Company. “This should eliminate shareholder concerns over our ability to repay the Notes with a maturity in 2010, and we will continue our focus on moving our products forward through the clinic and the regulatory approval process as expeditiously as possible.”

The Company’s Special Meeting of Shareholders that was to be held on June 29, 2010 was adjourned and will not be rescheduled. Therefore the approval of the increase of the total number of authorized shares of common stock from 800,000,000 to 1,200,000,000 did not occur.

Additionally, CONSOB asked the Company to disclose to the market other financial information, which is as follows.

As disclosed in the Company’s June 30, 2010 press release in Italy, as of May 31, 2010, the Company’s total estimated and unaudited net financial position was approximately positive $6.8 million compared to a negative $94.2 million as of May 31, 2009 as described in the press releases noted above and the Company’s June 26, 2009 press release in Italy. Please refer to such press releases for further information and the noted qualifications regarding the financial information provided in the press releases about the Company’s net financial position as of May 31, 2010 and 2009, respectively.

The Company expects to have an average net operating burn rate of approximately $5 million per month for the next 12 months comprised primarily of research and development expenses and selling and general administrative expenses. As disclosed in the Company’s June 30, 2010 press release in Italy, as of May 31, 2010 the Company had approximately $69.7 million in cash, which includes the effective receipt of net proceeds of $18.5 million in April 2010 and $19.6 million in May 2010 from equity-based financings prior to the Company’s payment of $39.3 million for retirement of the notes. Therefore, the Company expects that the Company’s cash position as of the present date could fund the Company until December 2010. The Company has 11.6 million unreserved shares available for financings and 74.9 million reserved shares, of which 30.6 million shares are reserved for contemplated issuance underlying previously issued warrants.

Although the Company has not budgeted for calendar year 2011, based on current monthly cash needs for operations, the Company expects to need $60 million to fund operations over the next 12 months, excluding $10.25 million of debt due April 30, 2011 (a total of approximately $70.25 million over the next 12 months).

The Company is also planning to hold an Annual Meeting of Shareholders on September 16, 2010 and is asking shareholders to approve a proposal, similar to the Company’s proposal for the recent Special Meeting of Shareholders, to increase the Company’s authorized shares. Shareholder approval of this proposal would provide the Company with additional shares that the Company could be able to use for equity based financing for funding beyond the first quarter of 2011. The Company is also pursuing strategic partnerships as an additional source of financing the Company’s operations but is currently unable to provide a timetable concerning the evaluations and the possible negotiations related to such strategic partnerships.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.celltherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of the Company’s products include risks associated with preclinical and clinical developments in the biopharmaceutical industry, including, without limitation, that the Company may experience unexpected delays in the regulatory approval process of its products, that the Company’s cost cutting measures may not result in the expected savings, that the Company’s monthly burn rate and/or cash needed for operations may be more than expected, that the Company may not be able to use its existing cash, unreserved and/or reserved shares to raise additional capital, that the Company’s shareholders may not approve an increase in the Company’s authorized shares, the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling the Company’s product candidates, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors

The Company will file a proxy statement and other documents regarding the Annual Meeting of Shareholders (the “Annual Meeting”) described in this press release with the SEC. The Company’s shareholders are urged to read the proxy statement and other relevant materials when they become available, because they will contain important information about the Company, the Annual Meeting and related matters. Shareholders may obtain a free copy of the Company’s proxy statement when available, and other documents filed by the Company with the SEC at the SEC’s website (www.sec.gov), on the Company’s website (www.celltherapeutics.com), in paper form at the Depositary Banks, at the office of Borsa Italiana S.p.A. and at the office of the Company’s Italian legal counsel Legance Studio Legale Associato (contact person: Mr. Giorgio Vanzanelli) at Via Dante 7, 20123 Milan.